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                                                                      EXHIBIT 99

                              FOR IMMEDIATE RELEASE
                 VALUEVISION MEDIA FILES LAWSUIT AGAINST VENDOR

MINNEAPOLIS, Minn., August 30, 2002 - ValueVision Media, Inc. (Nasdaq: VVTV) announced today that it has filed a lawsuit against one of its vendors, D.G. Jewelry, Inc. ("D.G."), as well as D.G.'s president and chairman, Samuel Jacob Berkovits, and D.G.'s executive vice president for sales, Bentzion Berkovits.

The lawsuit, filed in the United States District Court for the District of Minnesota, is in response to threats by D.G. to start litigation over false and unfounded allegations that were first raised by D.G. and denied by ValueVision in 2001. ValueVision's lawsuit seeks a declaratory judgment regarding the parties' rights and obligations under a December 2001 settlement agreement, in which ValueVision and D.G. released all claims each might have against the other.

While consistently denying all of D.G.'s claims, ValueVision endeavored to avoid the expense and inconvenience of litigation by entering into the settlement agreement with D.G. In that agreement, which was reviewed and approved by D.G. and attorneys of its own choosing, D.G. released all claims it had or might have had against ValueVision. In exchange, ValueVision agreed to continue doing business with D.G. under certain agreed-upon terms.

Despite the settlement agreement, which ValueVision has honored in all material respects, D.G. has continued to make false and reckless allegations against ValueVision and has continued to threaten litigation. In response, ValueVision has filed its own lawsuit seeking a declaratory judgment confirming that the parties' December 2001 agreement of settlement and release is valid and binding and therefore bars the unfounded claims that D.G. has been threatening to assert. ValueVision's lawsuit also seeks damages arising from D.G. and the Berkovitses interfering with the relationships between ValueVision and its employees.

"We regret having to get involved in litigation, but D.G.'s continuous pattern of inappropriate conduct has left us no choice," ValueVision management said. "We feel compelled to protect the interests of our company and the well-being of our employees."

ValueVision Media operates in the rapidly growing converged world of television, the Internet, and e-commerce. In an effort to capitalize on this industry, ValueVision Media owns and operates a number of assets and is organized into five synergistic entities: ShopNBC, ShopNBC Interactive, Enhanced Broadcast Technologies, ValueVision Direct, and FanBuzz. GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please see the company's website at www.valuevisionmedia.com

D.G. (DGJL), based in Toronto, has been a supplier of jewelry sold on ShopNBC's "Trader Jack," "Diamond Jack" and "Brilliante" programs.

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This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the company's programming and the fees associated therewith;
the success of the company's e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the performance of the Ralph Lauren Media venture; the ability of the company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company's operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For further information, contact ValueVision Media legal counsel Joseph W. Anthony at 612-349-6969.